Exhibit 99.2

GRUBHUB INC. AND SCVNGR, INC.

UNAUDITED PRO FORMA CONDENESED COMBINED FINANCIAL STATEMENTS

On September 13, 2018, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2018, by and among Grubhub Inc. (the “Company”), Grubhub Holdings Inc., Lobster Merger Sub Inc., SCVNGR, Inc. d/b/a LevelUp (“LevelUp”), and Shareholder Representative Services LLC (solely in its capacity as Securityholders’ Representative), Grubhub Holdings Inc. completed its acquisition of LevelUp. The Company acquired LevelUp for approximately $369.7 million, including $367.6 million of cash paid (net of cash acquired of $6.0 million), $2.6 million of other non-cash consideration and a net working capital adjustment receivable of $0.5 million. LevelUp is a leading provider of mobile diner engagement and payment solutions for national and regional restaurant brands.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and LevelUp’s historical financial statements as adjusted to give effect to the Company’s acquisition of LevelUp. The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of the combined company’s actual financial position or actual results of operations had the transaction occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or operating results of the combined company. There were no material transactions between Grubhub Inc. and LevelUp during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve and realize as a result of the acquisition, the costs to integrate the operations of Grubhub Inc. and LevelUp, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

(See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements)

Grubhub Inc. and LevelUp Unaudited Pro Forma Condensed Combined Balance Sheet

	As of June 30, 2018
	Grubhub Inc.	LevelUp	Pro Forma Adjustments		Pro Forma Combined Balance Sheets
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$442,678	$5,119	$(197,712)	(a)(b)	$250,085
Short term investments	38,969	—	—		38,969
Accounts receivable, less allowances for doubtful accounts	98,254	6,716	15	(b)	104,985
Prepaid expenses and other current assets	12,120	2,780	(1,384)	(b)	13,516
Total current assets	592,021	14,615	(199,081)		407,555
PROPERTY AND EQUIPMENT:
Property and equipment, net of depreciation and amortization	89,208	9,241	(8,346)	(c)	90,103
OTHER ASSETS:
Other assets	9,177	799	(799)	(b)	9,177
Goodwill	589,862	—	295,488	(e)	885,350
Acquired intangible assets, net of amortization	494,484	—	36,441	(f)	530,925
Total other assets	1,093,523	799	331,130		1,425,452
TOTAL ASSETS	$1,774,752	$24,655	$123,703		$1,923,110
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Restaurant food liability	$110,011	$860	$567	(b)	$111,438
Accounts payable	8,829	384	36	(b)	9,249
Short term debt	5,469	9,019	(9,019)	(g)	5,469
Warrant derivative liability	—	5,479	(5,479)	(g)	—
Bifurcated derivative liability	—	2,980	(2,980)	(g)	—
Accrued payroll	11,223	459	83	(b)	11,765
Taxes payable	1,203	—	—		1,203
Other accruals	35,782	5,514	(4,872)	(b)	36,424
Total current liabilities	172,517	24,695	(21,664)		175,548
LONG TERM LIABILITIES:
Deferred taxes, non-current	70,983	—	(32,267)	(h)	38,716
Long term debt	116,598	16,601	158,399	(d)(g)	291,598
Other accruals	18,246	555	(555)	(b)	18,246
Total long term liabilities	205,827	17,156	125,577		348,560
Commitments and contingencies
REDEEMABLE PREFFERED STOCK AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Redeemable convertible preferred stock
Series A	—	741	(741)	(g)	—
Series B	—	3,938	(3,938)	(g)	—
Series C	—	16,900	(16,900)	(g)	—
Series D	—	31,376	(31,376)	(g)	—
Series E	—	39,151	(39,151)	(g)	—
Total redeemable preferred stock	—	92,106	(92,106)		—
COMMON STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred Stock	—	—	—		—
Common stock	9	2	(2)	(k)	9
Accumulated other comprehensive loss	(1,528)	—	—		(1,528)
Additional paid-in capital	1,066,167	2,971	(377)	(i)	1,068,761
Retained earnings (accumulated loss)	331,760	(112,275)	112,275	(k)	331,760
Total Stockholders’ Equity (Deficit)	$1,396,408	$(109,302)	$111,896		$1,399,002
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,774,752	$24,655	$123,703		$1,923,110

(See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements)

Grubhub Inc. and LevelUp

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

	Grubhub Inc.	LevelUp	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Revenues	$472,311	$18,457	$—		$490,768
Costs and expenses:
Operations and support	198,728	10,096	10	(i)	208,834
Sales and marketing	94,987	1,616	471	(i)	97,074
Technology (exclusive of amortization)	36,048	7,188	1,849	(i)	45,085
General and administrative	35,877	2,980	(33)	(i)(m)	38,824
Depreciation and amortization	40,800	2,688	(58)	(c)	43,430
Total costs and expenses	406,440	24,568	2,239		433,247
Income (loss) from operations	65,871	(6,111)	(2,239)		57,521
Interest expense - net	1,030	1,375	842	(d)	3,247
(Gain) loss on revaluation of warrants	—	703	(703)	(g)	—
Loss on revaluation of bifurcated derivatives	—	28	(28)	(g)	—
Income (loss) before income taxes	64,841	(8,217)	(2,350)		54,274
Income tax (benefit) expense	3,955	—	(2,853)	(l)	1,102
Net income (loss) attributable to common stockholders	$60,886	$(8,217)	$503		$53,172
Net income per share attributable to common stockholders:
Basic	$0.69				$0.60
Diluted	$0.67				$0.58
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	88,294		123	(j)	88,417
Diluted	91,297		123	(j)	91,420

(See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements)

Grubhub Inc. and LevelUp

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

	Grubhub Inc.	LevelUp	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Revenues	$683,067	$28,800	$—		$711,867
Costs and expenses:
Operations and support	269,453	17,819	32	(i)	287,304
Sales and marketing	150,730	2,512	1,355	(i)	154,597
Technology (exclusive of amortization)	56,263	10,718	4,755	(i)	71,736
General and administrative	65,023	4,340	1,772	(i)(m)	71,135
Depreciation and amortization	51,848	3,833	1,420	(c)	57,101
Total costs and expenses	593,317	39,222	9,333		641,872
Income (loss) from operations	89,750	(10,422)	(9,333)		69,995
Interest expense - net	102	3,205	2,015	(d)	5,322
(Gain) loss on revaluation of warrants	—	(2,574)	2,574	(g)	—
Loss on revaluation of bifurcated derivatives	—	2,952	(2,952)	(g)	—
Income (loss) before income taxes	89,648	(14,005)	(10,970)		64,673
Income tax (benefit) expense	(9,335)	—	(9,990)	(l)	(19,325)
Net income (loss) attributable to common stockholders	$98,983	$(14,005)	$(980)		$83,998
Net income per share attributable to common stockholders:
Basic	$1.15				$0.97
Diluted	$1.12				$0.95
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	86,297		51	(j)	86,348
Diluted	88,182		51	(j)	88,233

(See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations”, under existing U.S. generally accepted accounting principles (“U.S. GAAP”) and in accordance with the regulations of the Securities and Exchange Commission (“SEC”). Grubhub Inc. (“Grubhub”, the “Company”, “we”, “us”, and “our”) has been determined to be the acquirer under the acquisition method of accounting. As the acquirer, the Company has estimated the fair value of LevelUp’s assets acquired and liabilities assumed. Due to the timing of the close of the transaction, the Company is still finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The allocation of the purchase price included in the pro forma statements is based on the best estimate of management and is preliminary and subject to change. The Company will finalize the amounts recognized as the information necessary to complete the analysis is obtained.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2018 and the year ended December 31, 2017 combine the historical consolidated statements of operations of the Company and LevelUp, giving effect to the acquisition of LevelUp as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical consolidated balance sheets of the Company and LevelUp giving effect to the acquisition of LevelUp as if it had occurred on June 30, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that (1) are directly attributable to the acquisition of LevelUp, (2) are factually supportable, and (3) with respect to the statements of operations, have a continuing impact on combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the historical information included in the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the companies’ historical statements referenced below:

•

separate audited consolidated financial statements of Grubhub Inc. as of and for the year ended December 31, 2017 and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•

separate historical financial statements of LevelUp, as of and for the year ended December 31, 2017 (audited), as of June 30, 2018 (unaudited) and for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited) and the related notes included in Exhibit 99.1 of the Current Report on Form 8-K/A filed on November 27, 2018; and

•

separate unaudited consolidated financial statements of Grubhub Inc. as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018.

Note 2. Acquisition of LevelUp

On September 13, 2018, the Company acquired LevelUp for approximately $369.7 million, including $367.6 million of cash paid (net of cash acquired of $6.0 million), $2.6 million of other non-cash consideration and a net working capital adjustment receivable of $0.5 million.

The assets acquired and liabilities assumed of LevelUp will be recorded at their estimated fair values as of the closing date of September 13, 2018.  The excess of the consideration transferred in the acquisition over the net amounts assigned to the fair value of the assets will be recorded as goodwill, which represents the value of LevelUp’s technology team and the ability to simplify integrations with restaurants on the Company’s platform. The Company is still in the process of finalizing the purchase price allocation. The following table summarizes the preliminary purchase price allocation acquisition-date fair values of the assets and liabilities acquired in connection with the LevelUp acquisition:

(in thousands)
Cash	$6,020
Accounts receivable	6,201
Prepaid expenses and other assets	1,396
Property and equipment	895
Restaurant relationships	10,217
Diner acquisition	3,912
Below-market lease intangible	2,205
Developed technology	20,107
Goodwill	295,488
Net deferred tax asset	32,267
Accounts payable and accrued expenses	(3,031)
Total purchase price plus cash acquired	375,677
Net working capital adjustment receivable	530
Fair value of assumed ISOs attributable to pre-combination service	(2,594)
Cash acquired	(6,020)
Net cash paid at closing	$367,593

The estimated fair values of the intangible assets acquired were determined based on a combination of the income, cost, and market approaches to measure the fair value of the restaurant relationships, diner acquisition, developed technology and below-market lease intangibles. The income approach, specifically the multi-period excess earnings method, was used to value developed technology. The income approach, specifically the with or without comparative business method, was used to value the restaurant relationships intangible. The cost approach, specifically the cost to recreate method, was used to value the diner acquisition intangible. The fair value of the below market lease intangible was measured based on the present value of the difference between the contractual amounts to be paid pursuant to the lease and an estimate of current fair market lease rates measured over the non-cancelable remaining term of the lease. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations.

Note 3. Debt

On October 10, 2017, the Company entered into a credit agreement which provides, among other things, for aggregate revolving loans up to $225 million and term loans in an aggregate principal amount of $125 million (the “Credit Agreement”). In addition, the Company may incur up to $150 million of incremental revolving loans or incremental revolving term loans pursuant to the terms and conditions of the Credit Agreement. The credit facility will be available to the Company until October 9, 2022. There have been no changes in the terms of the Credit Agreement since October 2017.

In September 2018, the Company borrowed $175.0 million of revolving loans under the Credit Agreement. The Company utilized the revolving loan proceeds to finance a portion of the purchase price and transaction costs in connection with the acquisition of LevelUp. As of September 30, 2018, outstanding borrowings under the Credit Agreement were $296.9 million, including $94.9 million of term loans and $175.0 million of revolving loans. Additional capacity on the Credit Agreement may be used for general corporate purposes, including funding working capital and future acquisitions.

Note 4. Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change.

(a)

Pro forma adjustments to cash and cash equivalents includes the following: (i) an increase of $175.0 million for borrowings under the Credit Agreement (see Note 3), (ii) a working capital increase of $0.9 million for cash acquired of $6.0 million as of the acquisition date, and (iii) a decrease of $373.6 million for total cash paid at the closing date to acquire LevelUp (see Note 2).

(b)

Represents adjustments to record the fair value of acquired LevelUp assets and liabilities as of the acquisition date. Pro forma adjustments to cash, accounts receivable, prepaid expenses and other assets, restaurant food liability, accounts payable, accrued payroll and other accruals represent changes in working capital as a result of business operations during the period from June 30, 2018 to September 13, 2018, the acquisition date. The adjustment to accounts receivable also includes a net working capital adjustment receivable of $0.5 million. See Note 2 for the preliminary purchase price allocation as of the acquisition date.

(c)

Property and equipment acquired with LevelUp included $0.9 million of leasehold improvements that will be amortized on a straight-line basis over the remaining lease term of 5.8 years. The pro forma adjustment reflects the decrease of $8.3 million to record LevelUp’s property and equipment at its fair value as of the acquisition date.

The following table summarizes the changes in estimated depreciation and amortization expense in the pro forma statements of operations:

	Depreciation Expense
	Six Months Ended June 30, 2018	Year Ended December 31, 2017
	(in thousands)
Estimated depreciation expense	$91	$182
Estimated amortization expense (see (f) below)	2,539	5,071
Historical depreciation and amortization expense	(2,688)	(3,833)
Pro forma adjustment to depreciation and amortization expense	$(58)	$1,420
(d)

As described in Note 3, the Company drew $175 million of its available Credit Agreement in September 2018. The Company utilized the term loans to finance a portion of the purchase price and transaction costs in connection with the acquisition of LevelUp.

The following table represents the net increase to interest (income) expense resulting from (i) interest on borrowings under the Credit Agreement based on LIBOR interest rates and (ii) elimination of historical interest expense:

	Interest Expense
	Six Months Ended June 30, 2018	Year Ended December 31, 2017
	(in thousands)
Estimated interest expense on borrowings under the Credit Agreement	$2,217	$5,220
Historical interest expense and amortization of debt issuance costs	(1,375)	(3,205)
Pro forma adjustment to interest expense	$842	$2,015

A 125 basis point increase or decrease in the interest rate on borrowings under the Credit Agreement would result in approximately a $1.8 million and $2.0 million increase or decrease to pro forma interest expense during both the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

(e)	Represents the adjustments to record goodwill associated with the acquisition of LevelUp of $295.5 million as described in Note 2.
(f)

Reflects the adjustment to record the estimated fair value of intangible assets identified in the acquisition of LevelUp. The Company identified intangible assets including restaurant relationships, diner acquisition, developed technology and below-market lease intangibles. See Note 2 for a description of the valuation methods used to estimate the fair values of the acquired intangible assets. Amortization of the acquired below-market lease intangible is recognized as rent expense within the condensed consolidated statements of operations. The following table summarizes the estimated fair values of the acquired intangible assets, their estimated useful lives and related pro forma amortization expense:

			Amortization Expense
	Amount	Weighted-Average Amortization Period	Six Months Ended June 30, 2018	Year Ended December 31, 2017
	(in thousands)	(years)	(in thousands)
Restaurant relationships	$10,217	19.0	$269	$538
Diner acquisition	3,912	5.0	391	782
Developed technology	20,107	6.0	1,676	3,351
Below-market lease intangible	2,205	5.8	203	400
Total	$36,441		$2,539	$5,071
(g)

All of LevelUp’s outstanding indebtedness, including amounts classified as warrant derivative and bifurcated derivative liabilities on LevelUp’s closing balance sheet, were paid in full on September 13, 2018 from the closing payment to acquire LevelUp. Additionally, all outstanding shares of redeemable preferred stock were converted into common stock and paid from the closing payment proceeds on the acquisition date.

(h)

The Company acquired deferred tax assets of $32.3 million with the acquisition of LevelUp primarily related to net operating losses generated by LevelUp through the acquisition date of September 13, 2018.

(i)

The Company granted incentive stock options (“ISOs”) to acquired LevelUp employees in replacement of their unvested equity awards as of the closing date (the “Assumed ISOs”). Approximately $2.6 million of the fair value of the Assumed ISOs granted to acquired LevelUp employees was attributable to the pre-combination services of the LevelUp awardees and was included in the $375.7 million purchase price (see Note 2 for additional details). The pro forma balance sheet reflects a net $0.4 million adjustment to additional paid-in capital for the Assumed ISOs attributable to pre-combination service and removal of existing additional paid in capital balances on LevelUp’s closing balance sheet. This amount will be reflected within goodwill in the purchase price allocation.

As of the acquisition date, post-combination expense of approximately $17.0 million is expected to be recognized related to the Assumed ISOs on a straight-line basis over the remaining weighted-average post-combination service period of approximately 3.1 years. The Company allocates stock-based compensation expense based on the applicable department of each Assumed ISO awardee. The following table summarizes the net impact of the Assumed ISOs on stock-based compensation expense in the pro forma statements of operations:

	Stock-based Compensation Expense
	Six Months Ended June 30, 2018	Year Ended December 31, 2017
	(in thousands)
Post-combination expense for Assumed ISOs	$2,960	$7,661
Historical stock-based compensation expense	(178)	(233)
Pro forma adjustment to stock-based compensation expense	$2,782	$7,428
(j)

The Company also calculated the pro forma impact of the Assumed ISOs on the weighted-average outstanding basic and diluted shares for the year ended December 31, 2017 and the six months ended June 30, 2018. The pro forma increase in weighted-average common shares outstanding reflects the vesting of the Assumed ISOs as if they began vesting on January 1, 2017. Pro forma adjustments to diluted weighted-average shares outstanding include potentially dilutive common stock equivalents, which consist of common stock issuable upon the vesting of the outstanding Assumed ISOs using the treasury stock method.

(k)

Represents the elimination of the historical stockholders’ deficit of LevelUp of $109.3 million plus the $2.6 million fair value of the Assumed ISOs granted to acquired LevelUp employees described in (i) above.

(l)

Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 27% and 40% applicable to the LevelUp adjustments for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

(m)

The Company incurred certain expenses directly and indirectly related to the acquisition of LevelUp during the six months ended June 30, 2018 of $0.5 million, which were recognized in general and administrative expenses within the Company’s consolidated statements of operations. The pro forma adjustments reflect the elimination of these transaction costs during the six months ended June 30, 2018 and retrospective recognition during the first quarter of 2017, as if the acquisition had occurred on January 1, 2017.